Prospectus Supplement No. 1, dated November 30, 2001,         Rule 424(c)
to Prospectus, dated October 29,  2000.                       File No. 333-47032

                          ALLIANCE PHARMACEUTICAL CORP.

                             SHARES OF COMMON STOCK

         This prospectus supplement relates to the public offering of shares of our common stock by the selling shareholders named in the Selling Shareholder Table in the prospectus referred to above. The shares are all issuable upon conversion of our debentures, dated August 22, 2000, referred to in the Selling Shareholder Table. The number of shares covered by the prospectus (and set forth in the table below) has been adjusted to reflect a change in the number of shares issuable upon conversion of the debentures due to: (i) a one-for-five reverse split of our common stock that became effective October 18, 2001; and
(ii) a decrease in the debenture conversion price caused by an anti-dilution provision in the debentures being triggered. Pursuant to the anti-dilution provision, the conversion price of the debentures has been adjusted from $13.32 per share to $3.38 per share.

         The Selling Shareholder Table in the prospectus referred to above is hereby amended to reflect the sale of debentures by certain selling shareholders formerly listed in the Selling Shareholder Table and the change in the beneficial ownership of our shares by the listed shareholders. The debenture representing the right to purchase 58,108 shares of common stock owned by Narragansett I, LP and the debenture representing the right to purchase 77,027 shares of common stock owned by Narragansett Offshore, Ltd., two of the selling shareholders, have been transferred and re-dated October 30, 2001. The transfers are reflected in the following table:


                                              Number of
                                              shares of
                                                Common
                    Number of Shares of       Stock to be                                       Acquisition of
                       Common Stock           Offered by          Number of Shares of            Common Stock
     Selling        Beneficially Owned           this          Common Stock Beneficially       Offered by this
   Shareholders       Before Offering (1)     Prospectus (3)    Owned After the Offering          Prospectus
                         ---------------      -----------        ------------------------          ----------
                      Number   Percentage(2)                     Number      Percentage(2)
                      ------   ----------                        ------      ----------
SDS Merchant         812,793      4.6%            404,677       408,116(4)       2.3%              Represents common
Fund,                                                                                              stock underlying
L.P.                                                                                               four-year, 5%
                                                                                                   subordinated
                                                                                                   convertible
                                                                                                   debenture, dated
                                                                                                   October 30, 2001
                                                                                                   ("10/30
                                                                                                   Debentures").

Castle Creek        516,538        2.9%            77,823        438,715(5)       2.5%             10/30 Debenture
Healthcare
Investors, LLC

CC LifeScience,     223,217        1.3%            77,823        145,394(6)        *               10/30 Debenture
Ltd.

* Indicates ownership of less than 1% of outstanding shares.

(1) Includes the shares of common stock underlying the 10/30 Debentures and being offered by this prospectus.

(2) Based on 17,747,092 shares of our common stock outstanding as of November 30, 2001, which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.

(3) Includes the number of shares of common stock that could be issued as payment of interest on the 10/30 Debentures for a period of one year, commencing October 30, 2001.

(4) Represents shares of common stock underlying a four-year, 5% subordinated convertible debenture, dated August 22, 2000, convertible at $3.38 per share, shares of common stock underlying a warrant, dated October 30, 2001, exercisable at $4.06 per share and shares of common stock acquired October 30 and November 30, 2001.

(5) Represents shares of common stock underlying a four-year, 5% subordinated convertible debenture, dated August 22, 2000, convertible at $3.38 per share, shares of common stock underlying a warrant, dated October 30, 2001, exercisable at $4.06 per share and shares of common stock acquired October 30 and November 30, 2001.

(6) Represents shares of common stock underlying a warrant, dated October 30, 2001, exercisable at $4.06 per share and shares of common stock acquired October 30 and November 30, 2001.